EXHIBIT 4.6
AMENDMENT OF WARRANT AGREEMENT
     This Amendment of Warrant Agreement (this “Amendment”) is made as of November 9, 2006, by and between Freedom Acquisition Holdings, Inc., a Delaware corporation, with offices at 1114 Avenue of the Americas, 41st Floor, New York, New York 10036 (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (the “Warrant Agent”). Capitalized terms not defined herein shall have the meanings set forth in the Warrant Agreement, dated July 20, 2006, between the Company and the Warrant Agent (the “Warrant Agreement”).
     WHEREAS, the Company and the Warrant Agent entered into the Warrant Agreement, whereby the Warrant Agent agreed to act on behalf of the Company in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants and the Company provided for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and
     WHEREAS, the Company and the Warrant Agent desire to amend the Warrant Agreement to cure an ambiguity regarding the cash settlement of the Warrants.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
     1. Recitals. The recitations set forth above are true and correct and are incorporated herein by this reference.
     2. Amendment. Section 3.4 of the Warrant Agreement is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:
          “3.4 No Cash Settlement. Notwithstanding anything to the contrary contained in this Warrant Agreement, under no circumstances will the Company be required to net cash settle the exercise of the Warrants. As a result, any or all of the Warrants may expire worthless.”
     3. Successors and Assigns. This Agreement shall endure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.
     4. Enforceability. Except as modified hereby, the Warrant Agreement shall remain in full force and effect with the terms and provisions thereof.
     5. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.
     6. Effect of Headings. The Section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
[Signatures Appear on Following Page]

     IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the date first above written.

Attest:	FREEDOM ACQUISITION HOLDINGS, INC.

/S/ MARITZA ALVARADO	By: /S/ NICOLAS BERGGRUEN Name: Nicolas Berggruen Title: President

Attest:	CONTINENTAL STOCK TRANSFER & TRUST COMPANY

/S/ MICHAEL G. MULLINGS	By: /S/ FELIX ORIHUELA Name: Felix Orihuela
Title: Vice President

2